Exhibit 99.1

SVB Financial Group Appoints Thomas King to its Board of Directors

SANTA CLARA, Calif. September 14, 2022 – SVB Financial Group (SVB), the financial partner of the innovation economy and parent of Silicon Valley Bank, today announced the appointment of Thomas King, former Chief Executive Officer of Investment Banking at Barclays, to its board of directors, effective September 13, 2022. King will also serve on the board’s Compensation and Human Capital Committee.

“Tom’s proven leadership within complex global financial services firms makes him well suited to join SVB’s board as the company continues to grow,” said Kay Matthews, Chair of SVB’s board of directors. “Tom’s expansive knowledge of the financial services industry will contribute to SVB’s ability to execute its strategy and deliver long-term value for stakeholders.”

SVB provides innovators, enterprises and investors with the services they need to succeed via four complementary businesses: Silicon Valley Bank, SVB Capital, SVB Private and SVB Securities. With $214 billion in assets and more than 7,700 employees globally (as of Q2 2022), SVB strives to improve the probability of its clients’ success.

“Over three decades, Tom has leveraged his global banking and corporate finance expertise, regulatory knowledge and keen relationship-building talents to build and transform businesses,” said Greg Becker, president and CEO of SVB. “His strategic thinking and values-led leadership will be an asset to our company and our clients.”

King has nearly 35 years of experience in corporate and investment banking, and currently serves as an Operating Partner of investment firm Atlas Merchant Capital. From 2014-2016, he served as Chief Executive Officer of Investment Banking at Barclays, overseeing both the banking and markets businesses. In that time, he also served as the Chairman of the Investment Banking Executive Committee and as a member of the Barclays Group Executive Committee.

King began his career at Salomon Brothers, which was later acquired by Citigroup. During his tenure at Citi, he held several senior roles, including Global Head of Mergers and Acquisitions, Head of Investment Banking for the EMEA Region and Head of Corporate and Investment Banking for the EMEA region. King previously served on the board of directors for Leerink Holdings, now SVB Securities, from 2017 to 2018. SVB Financial Group acquired Leerink Holdings in 2018.

King received a Master of Business Administration degree from the Wharton School, University of Pennsylvania and a Bachelor of Arts degree from Bowdoin College. He currently serves on various public, private and nonprofit boards, including the King School in Stamford, Connecticut.

Contact
Lucy Muscarella, Corporate Communication
lmuscarella@svb.com

About SVB
SVB is the financial partner of the innovation economy, helping individuals, investors and the world’s most innovative companies achieve their ambitious goals. SVB’s businesses - Silicon Valley Bank, SVB Capital, SVB Private and SVB Securities - together offer the services that dynamic and fast-growing clients require as they grow, including commercial banking, venture investing, wealth planning and investment banking. Headquartered in Santa Clara, California, SVB operates in centers of innovation around the world. Learn more at svb.com/global. [SIVB-C]

SVB Financial Group (SVB) (Nasdaq: SIVB) is the holding company for all business units and groups. © 2022 SVB Financial Group. All rights reserved. SVB, SVB FINANCIAL GROUP, SILICON VALLEY BANK, SVB SECURITIES, SVB PRIVATE, SVB CAPITAL and the chevron device are trademarks of SVB Financial Group, used under license. Silicon Valley Bank is a member of the FDIC and the Federal Reserve System. Silicon Valley Bank is the California bank subsidiary of SVB Financial Group.